                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
February 2, 2017	Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2017 Results and Maintains Fiscal Year 2017 Financial Outlook

St. Louis - February 2, 2017 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter, which ended December 31, 2016.

Executive Summary

•	Net sales decreased 2.0% in the first quarter of fiscal 2017. Excluding sales growth from the Bulldog acquisition, and the negative impact from currency, organic net sales decreased 2.1%.

•	GAAP Diluted Earnings Per Share ("EPS") and Adjusted EPS were $0.58 and $0.66, respectively, for the first quarter, compared to $0.39 and $0.68, a year ago.

•	The Company maintained its fiscal 2017 financial outlook for organic sales growth and Adjusted EPS.

The Company reports and forecasts results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"The fiscal first quarter was a solid start to the year.  We are competing well in Wet Shave and Sun and Skin Care and we are making progress on our Zero Based Spending initiative," said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board.  "We are particularly encouraged by our Wet Shave performance, as we grew manual shave share globally, and grew both sales and share in North America, driven by our core strategies of innovation and portfolio expansion.  However, the competitive environment remains intense and like many other companies, we are facing increased macro-economic uncertainty, including additional headwinds from the strengthening US dollar.  Despite these challenges, we remain on track to achieve our full year targets and deliver enhanced shareholder value by leveraging our strong innovation pipeline, and focusing on improving operating margins."

Fiscal 1Q 2017 Operating Results (Unaudited)
Net sales were $485.0 million in the quarter, a decrease of 2.0%. Excluding a $3.2 million benefit from the Bulldog acquisition and a $2.7 million negative impact from currency, organic net sales decreased 2.1%, with growth in global Sun and Skin Care and North America Wet Shave more than offset by declines in International Wet Shave and Feminine Care.
Gross margin increased 100 basis points to 47.0%. The increase reflects favorable cost mix due to lower material costs, incremental restructuring savings as well as favorable transactional foreign currency exchange, partially offset by higher costs associated with the shift of Feminine Care manufacturing from Montreal to Dover, DE.
Advertising and sales promotion expense ("A&P") was $50.6 million, or 10.4% of net sales, up from prior year A&P of $46.6 million, or 9.4% of net sales, behind increased marketing support in the Feminine Care and Sun and Skin Care segments.
Selling, general and administrative expense ("SG&A") was $93.8 million, or 19.3% of net sales, compared to $100.4 million, or 20.3% of net sales, in the prior year. Excluding restructuring and spin costs, SG&A was relatively consistent with the prior year.
The Company recorded pre-tax restructuring expense of $7.2 million compared to $18.5 million in the prior year quarter.
Other income, net was $1.9 million during the quarter compared to $2.4 million in the prior year, and primarily reflects a benefit from foreign currency hedging contract gains in the quarter.
Earnings before income taxes were $44.9 million during the quarter compared to $30.7 million in the first quarter of fiscal 2016. Adjusted operating income was $67.6 million in the quarter compared to $72.0 million in the prior year. The moderate decline in adjusted operating income was primarily driven by higher A&P spending.
The effective tax rate for the first three months of fiscal 2017 was 25.4% as compared to 22.8% in the prior year.  The effective tax rate, excluding the tax associated with restructuring, was 26.3%, a 140 basis point decrease from the prior year adjusted rate of 27.7%, primarily due to a more favorable mix of earnings in lower tax rate jurisdictions.
Net earnings in the quarter were $33.5 million, compared to $23.7 million in the first quarter of fiscal 2016. Adjusted net earnings in the quarter were $38.4 million, compared to $41.0 million in the first fiscal quarter of 2016.
GAAP Diluted EPS was $0.58 in the quarter as compared to $0.39 in the prior year quarter. Adjusted EPS for the quarter was $0.66, compared to $0.68 in the prior year quarter.
Net cash used by operating activities was $59.0 million for the first quarter of fiscal 2017, in line with the prior year, and reflects the ongoing seasonality of the Company's business, primarily in Sun Care, as well as the payment timing of year-end accrued expenses and interest payments. The Company expects to have positive operating cash flow for the full year. In the first quarter of fiscal 2017, the Company completed share repurchases of approximately 0.8 million shares for $58.0 million.

Fiscal 1Q 2017 Operating Segment Results (Unaudited)
Following is a summary of first quarter results by segment. All comparisons are with the first quarter of fiscal year 2016.

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales decreased $10.1 million, or 3.2%. Excluding the impact of currency movements, organic net sales decreased $7.7 million, or 2.4%. The decrease in organic net sales was largely driven by $7.5 million in lower Shave Prep sales due primarily to distribution losses in the prior fiscal year, as well as increased competitive pressure. From a geographic perspective, North America organic net sales were up 3.8%, driven by higher volumes and share gains in Men's and Women's Systems and Disposables, offset by declines in Shave Preps. International organic net sales declined 8.2%, primarily driven by lower volumes in both Men's Systems and Shave Preps, in part due to timing of shipments and competitive pressure. Wet Shave segment profit increased $5.2 million, or 7.8%, primarily due to lower material costs and favorable transactional currency, which more than offset lower volumes.

Sun and Skin Care (Sun Care, Wipes, Gloves, Bulldog)
Sun and Skin Care net sales increased $4.1 million, or 7.7%. Excluding the Bulldog acquisition and the impact of currency movements, organic net sales increased $1.0 million, or 1.9%, driven by volume growth in International, partially offset by declines in North America due to a shift in the timing of shipments between quarters, as well as the Company's decision to exit the private label Sun Care business. Sun and Skin Care segment profit decreased $0.9 million, driven primarily by higher planned A&P spending.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $3.4 million, or 3.7%. Sport® branded pad and liner volumes were down approximately $2 million due to distribution losses which are expected to continue through the balance of the year.  Tampon net sales were also down, due to competitive pressure and soft consumption in the quarter.  These declines were partially offset by higher volume in Stayfree® pads and Carefree® liners.  Feminine Care segment profit decreased $9.3 million, or 52.8%, driven by increased product costs, higher A&P spending and lower volumes.  Product costs were unfavorable as higher plant startup costs, related to the transition of manufacturing from Montreal to Dover, DE, were only partially offset by restructuring savings and lower material costs.

All Other (Infant Care, all other brands)
All Other net sales decreased $0.7 million, or 2.1%, and organic net sales decreased $0.5 million, or 1.5%, as lower volumes in infant cups and bottles resulting from continued competition in the category were partially offset by growth in Diaper Genie®. All Other segment profit decreased $0.3 million, or 4.2%, primarily driven by lower net sales.

Full Fiscal Year 2017 Financial Outlook
For fiscal 2017, the Company is maintaining its outlook for low single digit organic net sales growth. Reported net sales are expected to be in the range of flat to up 2%, including an approximate 50 basis point increase from the acquisition of Bulldog, and negative foreign currency translation effects of approximately 150 basis points (based on spot exchange rates as of January 30, 2017).
The Company is also maintaining its outlook for GAAP EPS in the range of $3.60 - $3.80, and Adjusted EPS in the range of $3.80 - $4.00. Adjusted operating income margin is anticipated to expand by 50 basis points. The effective tax rate for the fiscal year is estimated to be in the range of 27% to 28%.
The Company anticipates that fiscal 2017 Free Cash Flow will exceed 100% of GAAP net earnings.
The full-year estimate for restructuring related costs is now $20 to $25 million. Full year incremental restructuring savings are expected to be approximately $20 to $25 million in fiscal 2017, with an additional $20 to $25 million in fiscal 2018 and 2019 combined.
The Zero-Based Spend ("ZBS") initiative is anticipated to drive $10 to $15 million in savings (net of implementation expense) in fiscal 2017, primarily in the second half of the year, with an additional $25 to $30 million of savings in fiscal 2018.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2017 first quarter earnings and the outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic® and Bulldog® sun and skin care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as spin costs, restructuring charges and amortization of intangibles. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2017 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•
The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and acquisitions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively.

•	Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as spin costs and restructuring charges.

•	Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as spin costs and restructuring charges.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as spin costs, restructuring charges and the related tax effects of these items.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as spin costs, restructuring charges and the related tax effects of these items from the income tax provision and earnings before income taxes.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

•	Free cash flow is defined as net cash from operating activities less capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	The Company is subject to risks related to its international operations, such as global economic conditions and currency fluctuations;

•	Competition in the Company's industries may hinder its ability to execute its business strategy, achieve profitability, or maintain relationships with existing customers;

•	Loss of reputation of the Company's leading brands or failure of its marketing plans;

•	Loss of any of the Company's principal customers and emergence of new sales channels such as e-commerce;

•	A failure of a key information technology system or a breach of the Company's information security;

•	The Company faces risks arising from the restructuring of its operations and its ongoing efforts to achieve cost savings;

•	Impairment of the Company's goodwill and other intangible assets;

•	If the Company cannot continue to develop new products in a timely manner, and at favorable margins, it may not be able to compete effectively;

•	The Company's business is subject to increasing regulation that may expose it to significant liabilities;

•	The resolution of the Company's tax contingencies may result in additional tax liabilities;

•	Changes in production costs, including raw material prices;

•	The Company's manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond its control;

•	The Company's business is subject to seasonal volatility;

•	The Company has a substantial level of indebtedness and is subject to various covenants relating to such indebtedness;

•	The Company's access to capital markets and borrowing capacity could be limited;

•	If the Company fails to adequately protect its intellectual property rights, competitors may manufacture and market similar products;

•	The Company's business involves the potential for product liability and other claims against it, which could result in product recalls or withdrawals;

•	The Company may not be able to attract, retain and develop key personnel;

•	The Company may experience losses or be subject to increased funding and expenses related to its pension plans;

•	The Company may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits;

•	The Company's financial results could be adversely impacted by the United Kingdom's departure from the European Union; and

•	The Company faces risks related to the separation of its Household Products business in July 2015.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2016.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended December 31,
	2016	2015

Net sales	$485.0	$495.1
Cost of products sold	257.0	267.6
Gross profit	228.0	227.5

Selling, general and administrative expense	93.8	100.4
Advertising and sales promotion expense	50.6	46.6
Research and development expense	16.3	16.0
Restructuring charges	6.9	18.5
Interest expense associated with debt	17.4	17.7
Other income, net	(1.9)	(2.4)
Earnings before income taxes	44.9	30.7
Income tax provision	11.4	7.0
Net earnings	$33.5	$23.7

Earnings per share:
Basic net earnings per share	$0.58	$0.40
Diluted net earnings per diluted share	0.58	0.39

Weighted-average shares outstanding:
Basic	57.7	59.7
Diluted	58.1	59.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	December 31, 2016	September 30, 2016
Current assets
Cash and cash equivalents	$418.5	$738.9
Trade receivables, net	228.4	260.7
Inventories	339.0	309.2
Other current assets	151.7	143.2
Total current assets	1,137.6	1,452.0
Property, plant and equipment, net	472.6	486.1
Goodwill	1,429.1	1,420.3
Other intangible assets, net	1,388.5	1,385.1
Other assets	27.4	28.0
Total assets	$4,455.2	$4,771.5

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$281.8
Notes payable	18.3	18.5
Accounts payable	181.6	196.5
Other current liabilities	273.4	371.4
Total current liabilities	473.3	868.2
Long-term debt	1,680.5	1,544.2
Deferred income tax liabilities	255.8	255.3
Other liabilities	267.6	274.8
Total liabilities	2,677.2	2,942.5
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,630.1	1,642.5
Retained earnings	981.1	946.0
Treasury shares	(609.8)	(563.0)
Accumulated other comprehensive loss	(224.1)	(197.2)
Total shareholders' equity	1,778.0	1,829.0
Total liabilities and shareholders' equity	$4,455.2	$4,771.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2016	2015
Cash Flow from Operating Activities
Net earnings	$33.5	$23.7
Non-cash restructuring costs	1.7	0.7
Depreciation and amortization	23.4	20.2
Non-cash items included in income, net	(0.5)	7.2
Share-based compensation expense	5.7	6.4
Other, net	(4.1)	(11.5)
Changes in current assets and liabilities used in operations	(118.7)	(105.4)
Net cash used by operating activities	(59.0)	(58.7)

Cash Flow from Investing Activities
Capital expenditures	(13.7)	(14.5)
Acquisitions, net of cash acquired	(34.0)	—
Net cash used by investing activities	(47.7)	(14.5)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	146.0	347.8
Cash payments on debt with original maturities greater than 90 days	(287.0)	(203.0)
Net decrease in debt with original maturities of 90 days or less	(0.4)	(2.2)
Common shares purchased	(58.0)	(78.9)
Net cash (used by) from financing activities	(199.4)	63.7

Effect of exchange rate changes on cash	(14.3)	(8.4)

Net decrease in cash and cash equivalents	(320.4)	(17.9)
Cash and cash equivalents, beginning of period	738.9	712.1
Cash and cash equivalents, end of period	$418.5	$694.2

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On October 31, 2016, the Company completed the acquisition of Bulldog Skincare Holdings Limited ("Bulldog"), a men's grooming and skincare products company based in the United Kingdom, for £27.8, or approximately $34, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio into a growing global category where it can leverage its international geographic footprint. The acquisition was financed through available foreign cash. The results of Bulldog for the post-acquisition period are included within the Company's results for the quarter ended December 31, 2016, and all assets are included in the Company's Sun and Skin Care segment.
Segment net sales and profitability are presented below:

	Quarter Ended December 31,
	2016	2015
Net Sales
Wet Shave	$306.2	$316.3
Sun and Skin Care	57.6	53.5
Feminine Care	89.1	92.5
All Other	32.1	32.8
Total net sales	$485.0	$495.1

Segment Profit
Wet Shave	$72.0	$66.8
Sun and Skin Care	0.8	1.7
Feminine Care	8.3	17.6
All Other	6.9	7.2
Total segment profit	88.0	93.3
General corporate and other expenses	(16.4)	(17.7)
Spin costs (1)	—	(7.5)
Restructuring and related costs (2)	(7.2)	(18.5)
Amortization of intangibles	(4.0)	(3.6)
Interest and other expense, net	(15.5)	(15.3)
Total earnings before income taxes	$44.9	$30.7

(1)
Includes Selling, general and administrative expense ("SG&A") of $7.3 and Cost of products sold of $0.2 for the first quarter of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.3 for the first quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. These non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent ("RSE") awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings and Diluted EPS - GAAP (Unaudited)	$33.5	$23.7	$0.58	$0.39
Spin costs (1)	—	7.5	—	0.13
Restructuring and related charges (2)	7.2	18.5	0.12	0.31
Income taxes	(2.3)	(8.7)	(0.04)	(0.15)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$38.4	$41.0	$0.66	$0.68

Weighted-average shares - Diluted			58.1	59.9

(1)	Includes SG&A of $7.3 and Costs of products sold of $0.2 for the first quarter of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.3 for the first quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. These non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended December 31, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$228.0	$93.8	$44.9	$33.5	$0.58
% of net sales	47.0%	19.3%
Restructuring and related charges (2)	0.3	—	7.2	4.9	0.08
Total Adjusted Non-GAAP	$228.3	$93.8	$52.1	$38.4	$0.66
% of net sales	47.1%	19.3%

Quarter Ended December 31, 2015
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$227.5	$100.4	$30.7	$23.7	$0.39
% of net sales	46.0%	20.3%
Spin costs	0.2	7.3	7.5	4.8	0.08
Restructuring and related charges	—	—	18.5	12.5	0.21
Total Adjusted Non-GAAP	$227.7	$93.1	$56.7	$41.0	$0.68
% of net sales	46.0%	18.8%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Includes Cost of products sold of $0.3 for the first quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. These non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the first quarters of fiscal 2017 and 2016:

	Quarter Ended December 31,
	2016	2015
Earnings before income taxes	$44.9	$30.7
Spin costs (1)	—	7.5
Restructuring and related charges (2)	7.2	18.5
Interest expense associated with debt	17.4	17.7
Other income, net	(1.9)	(2.4)
Adjusted operating income	$67.6	$72.0
% of net sales	13.9%	14.5%

(1)	Includes SG&A of $7.3 and Costs of products sold of $0.2 for the first quarter of fiscal 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.3 for the first quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. These non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Quarter Ended December 31, 2016			Quarter Ended December 31, 2015
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	$44.9	$7.2	$52.1	$30.7	$26.0	$56.7
Income tax provision	11.4	2.3	13.7	7.0	8.7	15.7
Net earnings	$33.5	$4.9	$38.4	$23.7	$17.3	$41.0

Effective tax rate	25.4%			22.8%
Adjusted effective tax rate			26.3%			27.7%

(1)	Includes adjustments for spin costs, restructuring charges and the associated tax impact of these charges. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the first quarter of fiscal 2017, as compared to the corresponding period in fiscal 2016, and also provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended December 31, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q1 '16	$316.3		$53.5		$92.5		$32.8		$495.1
Organic	(7.7)	(2.4)%	1.0	1.9%	(3.4)	(3.7)%	(0.5)	(1.5)%	(10.6)	(2.1)%
Impact of acquisition	—	—%	3.2	6.0%	—	—%	—	—%	3.2	0.6%
Impact of currency	(2.4)	(0.8)%	(0.1)	(0.2)%	—	—%	(0.2)	(0.6)%	(2.7)	(0.5)%
Net Sales - Q1 '17	$306.2	(3.2)%	$57.6	7.7%	$89.1	(3.7)%	$32.1	(2.1)%	$485.0	(2.0)%

Segment Profit (In millions - Unaudited)
Quarter Ended December 31, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q1 '16	$66.8		$1.7		$17.6		$7.2		$93.3
Organic	4.3	6.4%	(0.3)	(17.6)%	(9.3)	(52.8)%	(0.3)	(4.2)%	(5.6)	(6.0)%
Impact of acquisition	—	—%	(0.4)	(23.5)%	—	—%	—	—%	(0.4)	(0.4)%
Impact of currency	0.9	1.4%	(0.2)	(11.8)%	—	—%	—	—%	0.7	0.7%
Segment Profit - Q1 '17	$72.0	7.8%	$0.8	(52.9)%	$8.3	(52.8)%	$6.9	(4.2)%	$88.0	(5.7)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended December 31,
	2016	2015
Net earnings	$33.5	$23.7
Income tax provision	11.4	7.0
Interest expense, net	17.2	17.7
Depreciation and amortization	24.5	20.7
EBITDA	$86.6	$69.1

Spin costs	—	7.5
Restructuring and related costs (1)	6.1	17.8
Adjusted EBITDA	$92.7	$94.4

(1)	Excludes $1.1 and $0.7 of accelerated depreciation for the first fiscal quarters of 2017 and 2016, respectively, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2017 results:

Adjusted EPS Outlook
Fiscal 2017 GAAP EPS		$3.60 - $3.80

Restructuring and related costs	approx.	$0.30
Income taxes	approx.	$(0.10)

Fiscal 2017 Adjusted EPS Outlook (Non-GAAP)		$3.80 - $4.00

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the first quarter of fiscal 2017 and the fourth quarter of fiscal 2016 are presented below.

	Q1 2017	Days (1)	Q4 2016	Days (1)
Receivables, as reported	$272.3		$275.2
Less: Trade allowance in accrued liabilities (2)	(27.6)		(28.1)
Receivables, adjusted	244.7	38.0	247.1	38.2

Inventories, as reported	341.1	104.6	345.3	104.9

Accounts payable, as reported	204.1	62.6	211.4	64.2

Average adjusted working capital (3)	$381.7		$381.0
% of net sales (4)	16.2%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of December 31, 2016 and September 30, 2016, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.